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         Date of Report (Date of earliest event reported):  January 26, 1998


                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549


                                       FORM 8-K


                                    CURRENT REPORT
                      UNDER THE SECURITIES EXCHANGE ACT OF 1934


                   KP Wingate Insured Partners Limited Partnership

                                  75 Central Street
                             Boston, Massachusetts 02109
                                    (617) 574-9000
            (Address and telephone number of principal executive offices)


     Massachusetts                     0-16799                04-2969834
(State or other jurisdiction   (Commission File Number)     (IRS Employer
     of incorporation)                                    Identification No.)


Item 2.   Acquisition or Disposition of Assets.

     KP Wingate Insured Partners Limited Partnership (the "Partnership") was formed on May 22, 1987 to originate, process, service and fund mortgage loans for its own account. As these mortgage loans were repaid, the repayment funds were set aside for distribution to the investors in the Partnership. On Monday, January 26, 1998, the owner of the project known as Holly Ridge Apartments (the "Project") refinanced the Project, which resulted in the pay-off of its Participating Insured Mortgage of approximately Four Million Six Hundred Twenty Thousand Dollars ($4,620,000). The loan for Holly Ridge Apartments was the final loan in the Partnership's loan portfolio, leaving only a limited partnership interest in the project known as Deauville Apartments under the Partnership's control. Deauville Apartments is subject to a purchase and sale agreement, with an expected closing to occur within the next fifteen (15) to thirty (30) days. This sale will permit the Partnership to recover approximately Two Hundred Thousand Dollars ($200,000) in advances it made during 1997 to facilitate the sale. Upon closing the sale of Deauville Apartments, the Partnership will proceed with the liquidation of all funds held in the Partnership, and the dissolution and winding up of the Partnership.


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                                S I G N A T U R E S

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, in the City of Boston, State of Massachusetts, this 10th day of February, 1998.

                                   KP Wingate Insured Partners
                                   Limited Partnership

Date:  February 10, 1998           By:  Continental Wingate Properties, Inc.
                                        General Partner

                                        /s/   Brian Callahan,
                                        ------------------------------------
                                        Brian Callahan, Treasurer